SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Glenayre Technologies, Inc.

(Name of Registrant as Specified in its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
CODE OF ETHICS
COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

GLENAYRE TECHNOLOGIES, INC.
11360 Lakefield Drive
Duluth, Georgia 30097

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2005

     The 2005 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2005 at 4:00 p.m., local time, for the following purposes:

•	To elect two Class III Directors,

•	To ratify the selection of Ernst & Young LLP as the independent public accounting firm to audit the financial statements of the Company, and

•	To transact any other business that may properly come before the 2005 Annual Meeting and any adjournment(s) thereof.

     The close of business on March 18, 2005 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2005 Annual Meeting and any adjournment(s) thereof. A Proxy Statement, a form of proxy and a Summary Annual Report to the stockholders of the Company, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, are enclosed with this Notice.

     A list of stockholders entitled to vote at the 2005 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2005 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2005 Annual Meeting at the principal office of the Company at 11360 Lakefield Drive, Duluth, Georgia 30097.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2005 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Clarke H. Bailey
Chairman and Chief Executive Officer

April 6, 2005

GLENAYRE TECHNOLOGIES, INC.
PROXY STATEMENT

2005 ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Glenayre Technologies, Inc. (the “Company” or “Glenayre”) of proxies for use at the 2005 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2005 at 4:00 p.m., local time, and any adjournment(s) thereof.

     This Proxy Statement, the Notice of the 2005 Annual Meeting and the form of proxy were first mailed to stockholders on or about April 6, 2005. The Company’s principal executive offices are located at 11360 Lakefield Drive, Duluth, Georgia 30097, telephone (770) 283-1000.

Voting and Record Date

     As of March 18, 2005, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2005 Annual Meeting, the Company had 66,923,306 shares of common stock, $.02 par value (“Common Stock”), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 18, 2005 will be entitled to one vote for each share held of record.

     The two director nominees receiving the most affirmative votes of the shares of Common Stock present or represented and entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the votes cast is required to ratify the selection of Ernst & Young LLP as the independent public accounting firm to audit the financial statements of the Company.

     One-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not count toward the determination of which director nominees receive the most affirmative votes or whether a majority of votes is cast in favor of ratifying the selection of Ernst & Young LLP. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.

Solicitation of Proxies

     Any stockholder giving a proxy for the 2005 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2005 Annual Meeting, or by voting in person at the 2005 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 2005 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2005 Annual Meeting.

     All shares of Common Stock represented by proxies will be voted at the 2005 Annual Meeting, and any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted:

•	to elect the nominees listed under “ELECTION OF DIRECTORS,”

•	to ratify the selection of Ernst & Young LLP as the independent public accounting firm, and

•	in the discretion of the holders of the proxies, on all other matters properly brought before the 2005 Annual Meeting and any adjournment(s) thereof.

     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed in the following table are the beneficial owners known to the Company as of March 4, 2005, of more than 5% of the outstanding Common Stock. In addition, this table includes the number of shares of Common Stock beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 4, 2005.

	Amount and Nature of Beneficial Ownership
	Currently		Acquirable	Percent
Name of Beneficial Owner	Owned (1)		Within 60 Days	Outstanding
Ramon D. Ardizzone	5,693		100,000	*
Clarke H. Bailey	64,642	(2)	1,088,542	1.7%
Donald S. Bates	6,016	(3)	90,000	*
Cliff O. Bickell	—		—
Peter W. Gilson	4,920		90,000	*
John J. Hurley	173,018		97,500	*
Horace H. Sibley	19,920		80,000	*
Howard W. Speaks, Jr.	9,920		30,000	*
Bruce M. Bales	12,885		33,334
Rolf A. Madson	8,942		145,001	*
Kristopher A. Wood	—		50,000
Debra L. Ziola	65,359		175,501	*
All directors and executive officers as a group (12 persons)	371,315		1,979,878	3.4%
State of Wisconsin Investment Board (4)	11,595,000		—	17.3%
Dimensional Fund Advisors, Inc. (5)	3,445,359		—	5.1%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 700 shares held by Mr. Bailey’s son.

(3)	Includes 539 shares held by Mr. Bates’ spouse.

(4)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. This information is provided as of December 31, 2004 and is based on a Schedule 13G filed by SWIB.

(5)	The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is provided as of December 31, 2004 and is based on a Schedule 13G filed by DFA. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS OF THE REGISTRANT

Clarke H. Bailey; age 50; Director of the Company since December 1990; Chief Executive Officer of the Company since October 2003; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; and Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002

Ramon D. Ardizzone ; age 67; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994

Kristopher A. Wood; age 33; Vice Chairman and Chief Acquisitions Officer of the Company since January 2004; Managing Director of Chancery Lane Capital, LLC from September 1999 to December 2001; Managing Director – Mergers and Acquisitions of Vertis, Inc. from September 1995 to December 1999; Managing Director of XL Ventures, LLC from September 1997 until December 2001; member of the Global Finance Group of Deutsche Bank Securities From July 1993 to May 1995

Debra L. Ziola; age 50; Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of the Company since June 2001; various finance and operations management positions with the Company since 1996; Controller with Glenayre Manufacturing Ltd. from 1994 to 1996; Corporate Controller for Mr. Jax Fashions Inc. from 1989 to 1994; various audit positions with Deloitte & Touche from 1984 to 1989

Rolf A. Madson; age 44; Senior Vice President, Business Development and Marketing since October 2003; Senior Vice President, Products from May 2002 to October 2003; Vice President, Product Management of GEI since September 2000; Director and General Manager, Wireless Applications for Compaq Computers Telecommunication Division from August 1998 to September 2000; various finance and planning positions with Tandem Computers from 1987 to 1998, most recently as Director of Finance and Business Operations for the telecommunications division

Bruce M. Bales; age 46; President of Company’s Messaging Business since April 2004; Vice President, Strategic Alliance WorldGroup from August 2003 to April 2004; Senior Director, Lucent Technologies Octel Messaging Division January 1998 to February 2003; General Manager, Lucent Technologies Enterprise Voice Processing Systems Division from March 1997 to January 1998; Director/Department Head, Global Business Communications Systems, AT&T from November 1995 to March 1997; Technical Manager, AT&T Bell Laboratories from May 1994 to November 1995

ELECTION OF DIRECTORS

     The total number of directors on the Company’s Board of Directors is eight. The Company’s Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2005 Annual Meeting, two Class III Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated Ramon D. Ardizzone and Cliff O. Bickell for election as Class III Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2008, and until their respective successors shall have been elected and qualified. Messrs. Ardizzone and Bickell are currently serving as directors of the Company. Mr. Bickell was appointed to the Board of Directors in October 2004 and was recommended by a third-party search firm.

     The Board of Directors recommends a vote FOR both of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that either nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2005 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

     Biographical information follows for each person nominated and each person whose term as a director will continue after the 2005 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.

Nominees for Election as Class III Directors at the 2005 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
Ramon D. Ardizzone	67	Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994

Cliff O. Bickell	62	Director of the Company since October 2004; President, Scientific Games, Inc. Printed Products Division since September 2000; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995

Directors Continuing in Office as Class I Directors until the 2006 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
Clarke H. Bailey	50	Director of the Company since December 1990; Chief Executive Officer of the Company since October 2003; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002; Director of Iron Mountain Incorporated; Director of Tengasco, Inc.

Donald S. Bates	76	Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services, retiring as Senior Vice President and Group Executive

Peter W. Gilson	65	Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2003; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1994 to May 1998. President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997; non-executive Chairman of the Board of Directors of SWWT, Inc.

Directors Continuing in Office as Class II Directors until the 2007 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
John J. Hurley	70	Director of the Company since November 1992; Private investor since June 1996; Vice Chairman of the Company from December 1994 to June 1996; President of the Company from November 1992 to December 1994; Chief Operating Officer of the Company from November 1992 to March 1994; and Chief Executive Officer of the Company from March 1994 to May 1994; Director of Preferred Networks, Inc.

Horace H. Sibley	65	Director of the Company since August 1997; Partner with the law firm of King and Spalding from 1973 to December 2001

Name	Age	Positions with Company, Business Experience and Other Directorships
Howard W. Speaks, Jr.	57	Director of the Company since May 2001; Chief Executive Officer of Rosum Corp, a maker of global positioning system products, since August 2003; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, from August 2001 to August 2003; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; Vice President, Western Region of Ericsson, Inc. from 1995 to 1997

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met seven times during 2004. The Board of Directors operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com. The full Board of Directors has determined that Messrs. Bates, Bickell, Gilson, Hurley, Sibley and Speaks are independent under the standards set forth in the Board of Directors Charter and the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”). The independent directors met in executive session an additional five times during 2004.

     The Board of Directors has standing Executive, Audit, Governance and Nominating and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com. The functions and membership of each committee of the Board of Directors are set forth below.

     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2004.

Executive Committee

     The Executive Committee currently consists of Messrs. Ardizzone, Bailey, Bates and Speaks. The Executive Committee met four times during 2004. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

Audit Committee

     The Audit Committee currently consists of Messrs. Bickell, Hurley and Sibley. The Audit Committee met eighteen times during 2004. All of the members of the Audit Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Board of Directors has determined that Mr. Hurley is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:

•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent public accounting firm,

•	the performance of the Company’s internal audit function and independent public accounting firm, and

•	the quality and integrity of the financial reports of the Company.

     A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with the internal auditor and the independent public accounting firm is contained in the Audit Committee Charter, a copy of which is available on the Company’s website at www.glenayre.com and was attached to the Company’s proxy statement in connection with the 2003 Annual Meeting of Stockholders.

Governance and Nominating Committee

     The Governance and Nominating Committee currently consists of Messrs. Gilson, Hurley and Sibley. All of the members of the Governance and Nominating Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Governance and Nominating Committee met three times during 2004. The Governance and Nominating Committee’s functions include assisting the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board of Directors membership needs, and by proposing director candidates to the Board of Directors. The Governance and Nominating Committee is also responsible for reviewing and recommending action to the Board of Directors concerning related party transactions or relationships involving a possible conflict of interest between the Company and either a director or a senior executive officer.

     In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

     The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Governance and Nominating Committee considers the following factors, in addition to any other factors that it deems appropriate:

•	whether the candidate is of the highest ethical character and shares the values of the Company,

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company,

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

•	whether the candidate is “independent” as defined by Nasdaq listing standards and other applicable laws, rules or regulations regarding independence,

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in Nasdaq listing standards or any other applicable laws, rules or regulations,

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable Nasdaq listing standard or other applicable law, rule or regulation,

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director, and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

     Qualified candidates are selected for recommendation to the Board by a majority of the Governance and Nominating Committee. The Board of Directors, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for filling vacancies and selecting nominees for election as directors at the Annual Meeting of Stockholders, with the primary emphasis on the guidelines set forth above.

     Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to Chairman, Governance and Nominating Committee, c/o Secretary, Glenayre Technologies, Inc., 11360 Lakefield Drive, Duluth, Georgia 30097. Such recommendation must include the following information:

•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

•	the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

•	full biographical information concerning the director candidate, including a statement about the director’s qualifications,

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission,

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

•	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if elected by the stockholders.

     Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee must be submitted not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.

     The By-Laws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted to the Secretary of the Company in accordance with the procedures specified in Section IX of Article II of the Company’s By-Laws as described under “PROPOSALS OF STOCKHOLDERS” below. The Company’s By-Laws require the presiding officer of the Annual Meeting of Stockholders to refuse to acknowledge the nomination of any person that is not submitted in compliance with such procedures.

Compensation and Plan Administration Committee

     The Compensation and Plan Administration Committee currently consists of Messrs. Bates, Gilson and Speaks. All of the members of the Compensation and Plan Administration Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Compensation and Plan Administration Committee met five times during 2004. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors.

CODE OF ETHICS

     The Company has adopted a Code of Ethics (the “Code of Ethics”) which applies to all directors, officers and employees. A copy of the Code of Ethics is available on the Company’s website at www.glenayre.com. The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on the Company’s website (www.glenayre.com).

COMPENSATION

Compensation of Directors

     The current cash compensation plan for non-officer directors is:

•	an annual fee of $15,000 plus $1,500 for attendance at each Board of Directors meeting,

•	an annual fee of $4,000 for Audit Committee or Executive Committee participation,

•	an annual fee of $2,000 for each committee participation other than the Audit Committee or the Executive Committee, and

•	an annual fee of $2,000 for each committee chair participation except the Executive Committee and Audit Committee chair positions which receive $8,000 and $4,000, respectively.

     Pursuant to the Company’s 1996 Incentive Stock Plan, non-officer directors also receive:

•	automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter, and

•	in connection with each Annual Meeting of Stockholders, a number of restricted stock units equal to $9,000 divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.

No fees were paid to employee directors in 2004 in addition to their regular compensation. Annual fees are paid ratably on a quarterly basis. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors.

Executive Compensation

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation
						Number of
						Securities
				Other Annual		Underlying	All Other
Name and Principal		Salary		Compensation		Options	Compensation
Position	Year	($)	Bonus ($)	($) (1)		Granted (#)	($)
Clarke H. Bailey	2004	363,474	—	6,300	(2)	500,000	9,010	(3)
Chairman and Chief	2003	231,735	—	—		—	7,179	(4)
Executive Officer	2002	200,000	—	—		—	—

Debra L. Ziola	2004	216,000	50,000	8,400	(2)	50,000	20,055	(5)
Senior Vice President,	2003	208,000	75,000	8,400	(2)	50,000	12,690	(6)
Chief Financial Officer and Chief Accounting Officer	2002	203,615	—	8,400	(2)	50,000	8,623	(7)

Rolf A. Madson	2004	193,050	46,475	8,400	(2)	50,000	8,586	(8)
Senior Vice President,	2003	185,900	46,475	8,400	(2)	50,000	7,822	(9)
Business Development and Marketing	2002	175,440	—	4,900	(2)	50,000	7,365	(10)

Kristopher A. Wood (11)	2004	200,000	—	—		150,000	310	(12)
Vice Chairman,
Chief Acquisitions Officer

Bruce M. Bales (13)	2004	154,904	—	151,832	(14)	200,000	5,691	(15)
President of Messaging Business

(1)	While officers enjoy certain perquisites, unless set forth otherwise, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus.

(2)	Represents a car allowance.

(3)	Includes a matching contribution to a defined contribution plan of $8,200 and life insurance premiums paid by the Company.

(4)	Includes a matching contribution to a defined contribution plan of $3,277 and life insurance premiums paid by the Company.

(5)	Includes a matching contribution to a defined contribution plan of $8,200, a vacation balance cash-out of $11,196 and life insurance premiums paid by the Company.

(6)	Includes a matching contribution to a defined contribution plan of $7,235, a vacation balance cash-out of $4,796 and life insurance premiums paid by the Company.

(7)	Includes a matching contribution to a defined contribution plan of $8,000 and life insurance premiums paid by the Company.

(8)	Includes a matching contribution to a defined contribution plan of $8,200 and life insurance premiums paid by the Company.

(9)	Includes a matching contribution to a defined contribution plan of $7,436 and life insurance premiums paid by the Company.

(10)	Includes a matching contribution to a defined contribution plan of $7,018 and life insurance premiums paid by the Company.

(11)	Mr. Wood was first appointed as an executive officer in 2004.

(12)	Represents life insurance premiums paid by the Company.

(13)	Mr. Bales was first appointed as an executive officer in 2004.

(14)	Includes $146,138 of relocation expenses.

(15)	Includes a matching contribution to a defined contribution plan of $5,192 and life insurance premiums paid by the Company.

Option Grants in 2004

	Individual Grants
						Potential Realizable
						Value at Assumed Annual Rates
	Number of		% of Total			of Stock Price
	Securities		Options	Exercise		Appreciation for Original
	Underlying		Granted to	or Base	Original	Option Term of Ten Years
	Options		Employees	Price	Expiration	($)
Name	Granted (1)		in 2004	($/Share)	Date	5%	10%
Clarke H. Bailey	200,000	(2)	13.6%	2.50	06/07/14	314,445	796,870
	300,000	(3)	20.4%	2.30	06/30/14	433,934	1,099,681
Debra L. Ziola	50,000	(4)	3.4%	2.30	06/30/14	72,322	183,280
Rolf A. Madson	50,000	(4)	3.4%	2.30	06/30/14	72,322	183,280
Bruce M. Bales	100,000	(4)	6.8%	2.32	04/30/14	145,902	369,748
	100,000	(4)	6.8%	2.30	06/30/14	144,645	366,560
Kristopher A. Wood(5)	150,000	(4)	10.2%	3.72	01/30/14	350,921	889,307

(1)	Vesting may be accelerated in certain events relating to a change in control of the Company, as defined. Additionally, under the terms of the Executive Severance Benefit Agreements between the Company and each of Ms. Ziola, Mr. Madson, and Mr. Bales, vesting of options may be accelerated due to the termination of employment under certain circumstances. (See “Employment Agreements” below).

(2)	These options are subject to an eighteen month vesting schedule, with one-third vesting every six months following the date of the grant.

(3)	These options vest upon closing prior to June 30, 2009 of an acquisition of another company approved by the Board of Directors, with 3 shares vesting per $1,000 of acquisition value.

(4)	These options are subject to a three year vesting schedule, with one-third vesting on each anniversary date of the grant.

(5)	In addition to the option described in the table, under the terms of his employment offer letter from the Company dated January 5, 2004, in connection with the closing of an acquisition by the Company Mr. Wood is entitled to be granted options to purchase up to an additional 150,000 shares. These options would be awarded in a ratio of 30,000 options per $10,000,000 of acquisition value with a strike price equal to the closing price of the Company’s common stock on the date the transaction is announced.

Aggregated Option Exercises in 2004
and 2004 Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2004 (#)		December 31, 2004 ($) (1)
	Shares
	Acquired On	Value
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce Bales	—	—	—	200,000	—	—
Clarke H. Bailey	—	—	1,088,542	433,333	726,670	—
Debra L. Ziola	—	—	175,501	99,999	109,801	23,499
Kristopher Wood	—	—	—	150,000	—	—
Rolf A. Madson	—	—	145,001	99,999	109,701	23,499

(1)	Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 2004 and the exercise price of the options.

Equity Compensation Plan Information

December 31, 2004	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding securities
Plan	outstanding options,	outstanding options,	reflected
Category	warrants and rights	warrants and rights	in column (a))
Equity compensation plans approved by security holders:

Incentive Stock Plans	6,399,820	$3.91	2,124,314

Employee Stock Purchase Plan	Not Applicable (1)	Not Applicable (1)	824,996

Total:	6,399,820	$3.91	2,949,310

Equity compensation plans not approved by security holders:

None

Total:	6,399,820	$3.91	2,949,310

(1)	The Company maintains an Employee Stock Purchase Plan that permits full-time employees to have payroll deductions made to purchase shares of Common Stock during specified purchase periods. The purchase price is the lower of 85% of (1) the fair market value per share of Common Stock on the first business day of the purchase period and (2) the fair market value per share of Common Stock on the last business day of the purchase period. Consequently, the price at which shares will be purchased for the purchase period currently in effect is not known.

Employment Agreements

     Executive Severance Benefit Agreements. The Company is party to an agreement with Ms. Ziola (the “Ziola Agreement”), dated August 1, 2001 that entitles Ms. Ziola to certain benefits if a “Change in Control” occurs and if Ms. Ziola’s employment is terminated within three years after the “Change in Control” for any reason other than for Ms. Ziola’s (1) death; (2) disability; (3) retirement; (4) termination for “Cause” as defined in the Ziola Agreement; or (5) voluntary termination other than for “Good Reason” as defined in the Ziola Agreement.

     In the event of such termination, the Company is required to pay Ms. Ziola a lump sum equal to (1) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the “Change in Control” date and (2) a pro rata share of any bonus in which Ms. Ziola participates for the fiscal year in which such termination occurs. Additionally, if Ms. Ziola’s employment is terminated for any reason other than “Cause” following a “Change in Control” as defined in the Ziola Agreement (1) all options held by Ms. Ziola to purchase the Company’s Common Stock at the termination date shall become fully vested and (2) all options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.

     The Company is also party to Executive Severance Benefit Agreements with Mr. Madson and Mr. Bales dated May 17, 2002 and April 28, 2004, respectively, which are identical in all material respects to the Ziola Agreement.

     Additionally, under the terms of his employment offer letter from the Company dated April 27, 2004, Mr. Bales is entitled to be reimbursed for relocation costs in connection with moving back to Livermore, California if within 24 months of his hire date the terms of his employment are changed significantly as a result of circumstances outside his direct control but he is not entitled to severance benefits under his Executive Severance Benefit Agreement.

Compensation Committee Interlocks and Insider Participation

     The Compensation and Plan Administration Committee currently consists of Messrs. Bates, Gilson and Speaks. None of such persons has ever been an officer or employee of the Company.

Report of the Compensation and Plan Administration Committees on Executive Compensation

     The Compensation and Plan Administration Committee is responsible for developing and reviewing all compensation philosophies and practices to ensure that the programs are sufficient to attract and retain a talented senior management team and Board of Directors. The Compensation and Plan Administration Committee reviews and approves all bonus and incentive programs, as well as all compensation and benefits for executive officers and reviews, oversees and makes recommendations to the Board of Directors on the Company’s Long-Term Incentive Plan (the “1991 Plan”), 1996 Incentive Stock Plan (the “1996 Plan”), Employee Stock Purchase Plan, 401(k) Profit Sharing Plan, and any other compensation, bonus, stock equity, or other plans assigned to it by the Board of Directors. The Company’s compensation philosophy and executive compensation programs are discussed in this report.

     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

     The Company’s Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     Executive Compensation Program. The Company’s compensation program consists of base salary, annual incentive bonus or retention bonus (paid in cash) and long-term incentives, generally in the form of options to purchase Common Stock.

     Base Salary. The Compensation and Plan Administration Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation and Plan Administration Committee considers relative levels of responsibility, individual and Company performance and data available with respect to compensation paid by other companies of comparable size and complexity.

     Annual Incentive Compensation. During 2004, executive and operating officers participated in cash bonus programs. The goal of these programs is to motivate and provide incentive to the key employees of the Company to maximize profits. The principal cash bonus program for 2004 (the “Incentive Plan”) provided for funding based on the Company’s earnings meeting a certain level and cash awards out of the Incentive Plan to employees, except employees receiving sales commissions and Mr. Wood, based on the individual’s performance. Because the Company’s 2004 earnings failed to meet the minimum target earnings established by the Board of Directors, the Company did not pay any cash awards under the Incentive Plan in 2004.

     Chief Executive Officer Compensation. Mr. Bailey is being paid a salary at the annual rate of $350,000 for serving as Chairman and Chief Executive Officer. During 2004 Mr. Bailey received options to purchase 500,000 shares of common stock. Of these options, 300,000 shares will vest upon closing prior to June 30, 2009 of an acquisition of another company approved by the Board of Directors, with 3 shares vesting per $1,000 of acquisition value. In determining Mr. Bailey’s compensation the Compensation and Plan Administration Committee considered Mr. Bailey’s value and contributions to the Company and compensation levels for chief executive officers of other companies of comparable size and complexity in the Company’s industry.

     Long-Term Incentives. In May 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (1) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance and (2) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

     Under the 1996 Plan, the Compensation and Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, stock appreciation rights, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Compensation and Plan Administration Committee considers the executive officer’s level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer’s other compensation components. During 2004 executive officers received option grants under the 1996 Plan.

     Section 162 (m). The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the “Code”). Code Section 162(m) provides that compensation paid to a company’s chief executive officer or any of the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Code Section 162(m) exempts from this limitation certain “performance-based compensation.”

     Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options can cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a “grandfather” provision. In May 1994, the Company’s stockholders approved an amendment to the terms of the 1991 Plan so that, among other things, awards from that date under the 1991 Plan qualified as “performance-based compensation.” Under the terms of the 1996 Plan, awards may qualify as “performance-based compensation.”

     This report is submitted by the Compensation and Plan Administration Committee.

Compensation and Plan Administration Committee
Peter W. Gilson, Chairman
Donald S. Bates
Howard W. Speaks, Jr.

Performance Graph

     The following graph compares the cumulative total return on $100 invested on December 31, 1999 in each of the Company’s Common Stock, the Nasdaq U.S. Composite Index and the Nasdaq Telecommunications Index at the end of each fiscal year through 2004. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

Company/Index Name	1999	2000	2001	2002	2003	2004
Glenayre	100	31.22	14.41	10.08	23.78	19.27
Nasdaq U.S. Composite	100	60.31	47.84	33.07	49.45	53.81
Nasdaq Telecommunications	100	42.59	28.34	13.04	21.69	23.14

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2004, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

     The Audit Committee reviewed with the Company’s independent public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has discussed with the Company’s independent public accounting firm the firm’s independence from management and the Company, including the matters in the independent public accounting firm’s written disclosures required by the Independence Standards Board.

     The Audit Committee also discussed with the Company’s independent public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the Company’s independent public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2004 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee
John J. Hurley, Chairman
Horace H. Sibley
Cliff O. Bickell

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was not party to any reportable related party transactions in 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 2004 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Mr. Bailey filed two late reports reporting two transactions and Mr. Bickell filed one late report reporting one transaction.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2005. This selection is being presented to the stockholders for their ratification at the 2005 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2005 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions. The Audit Committee has considered whether the provision of services by Ernst & Young LLP other than the audit of the financial statements of the Company for fiscal 2004 and the review of the financial statements for the first three quarters of fiscal 2004 is compatible with maintaining Ernst & Young LLP’s independence.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2004	2003
Audit Fees (1)	$1,250,574	$886,170
Audit-Related Fees (2)	$2,500	$16,355
Tax Fees (3)	$70,323	$61,835
All Other Fees (4)	$—	$586

Total	$1,323,397	$964,946

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent public accounting firm in connection with statutory and regulatory filings or engagements. These fees included fees billed for review and evaluation of the Company’s internal control over financial reporting and attest services relating thereto.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees principally included fees billed for audits of the Company’s 401(k) plan and for a subscription to Ernst & Young LLP’s online service.

(3)	Tax services provided by Ernst & Young LLP principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

(4)	Other services provided by Ernst & Young LLP consisted of hosting an educational seminar.

     The Audit Committee’s current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by it’s independent public accounting firm.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2005. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or otherwise. The Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of the Company’s independent public accounting firm will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

     The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company. As such, each of the Company’s directors is requested to attend in person the Annual Meeting of Stockholders. Seven members of the Company’s Board of Directors attended the 2004 Annual

Meeting of Stockholders in person and one member of the Company’s Board of Directors attended the 2004 Annual Meeting of Stockholders via telephonic conference call.

     In addition, it is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, Glenayre Technologies, Inc., 11360 Lakefield Drive, Duluth, Georgia 30097. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations,

•	are frivolous or offensive, or

•	are otherwise not appropriate for delivery to directors.

     To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2006 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than December 7, 2005. In addition, the Company’s By-Laws provide that if a stockholder desires to submit a proposal for consideration at the 2006 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the By-Laws to the Secretary of the Company no later than March 17, 2006 or such proposal will be considered untimely. The Company’s By-Laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 2005 Annual Meeting other than those set forth in the Notice of the 2005 Annual Meeting. However, if any other matters do come before the 2005 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.

     The undersigned hereby appoints Clarke H. Bailey and Horace H. Sibley and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 18, 2005 at the 2005 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 16, 2005 at 4:00 p.m., local time, and any adjournment(s) thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

     Receipt of the Notice of the 2005 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

(To Be Signed on Reverse Side)

ANNUAL MEETING OF STOCKHOLDERS OF
GLENAYRE TECHNOLOGIES, INC.

May 16, 2005

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	Election of Directors.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:

☐ Ramon D. Ardizzone	☐ Cliff O. Bickell

INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Proposal to Approve the Appointment of Ernst & Young LLP As the Independent Public Accounting Firm to Audit the Financial Statements of the Company

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 2005 Annual Meeting and any adjournment(s) thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder:

Date:

Signature of Stockholder:

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.